                                                                    Exhibit 11.0


                           ARTHUR J. GALLAGHER & CO.

                     COMPUTATION OF NET EARNINGS PER COMMON
                    AND COMMON EQUIVALENT SHARE (UNAUDITED)



                                            THREE-MONTH PERIOD ENDED
                                                    MARCH 31,
                                               1995           1994
                                             --------       --------
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

Net earnings applicable to computation        $ 6,280        $ 5,234
                                              =======        =======


Average common shares outstanding              14,903         15,392
Dilutive effect of stock options                  864            783
                                              -------        -------

Weighted average number of common and
common equivalent shares outstanding           15,767         16,175
                                              =======        =======

Net earnings per common and common
equivalent share                              $   .40        $   .32

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